Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 19, 2014, Signet Jewelers Limited (“Signet”) entered into a definitive agreement to acquire Zale Corporation (“Zale”) (the “Acquisition”). Under the terms of the agreement, Zale shareholders will receive $21 per share in cash for each outstanding share of common stock, including shares issued for the assumed cashless exercise of outstanding warrants and the vesting, upon consummation of the Acquisition, of outstanding Zale restricted share awards subject to certain conditions. In addition, each outstanding stock option will be converted to an amount in cash equal to the excess (if any) of the merger consideration of $21 per share multiplied by the number of shares of common stock underlying such stock option over the aggregate exercise price payable upon exercise of such stock option immediately prior to the effective time of the Acquisition. Signet intends to finance the Acquisition, including payment of related fees and expenses, as well as repayment of Zale’s outstanding borrowings ($443.0 million as of January 31, 2014), with $600.0 million in an asset-backed securitization facility, $400.0 million in senior unsecured notes and $400.0 million in a senior unsecured term loan facility (the “Financings”).

The following unaudited pro forma condensed combined financial information is based on and derived from the separate historical financial statements of Signet and Zale after giving effect to the Acquisition and the Financings and gives effect to the assumptions and preliminary pro forma adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The Acquisition and the Financings are together referred to as the “Transactions”. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on February 1, 2014. The unaudited pro forma condensed combined income statement gives effect to the Transactions as if they had occurred on February 3, 2013. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the Transactions and that are factually supportable. The unaudited pro forma condensed combined income statement has also been adjusted to only give effect to pro forma events that are expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information giving effect to the Transaction was prepared using the acquisition method of accounting. Accordingly, consideration given by Signet to complete the Acquisition will be allocated to the assets and liabilities of Zale based upon their estimated fair values as of the date of completion of the Acquisition. Any excess of the consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The unaudited pro forma condensed combined financial statements also reflect (i) reclassifications to conform the historical financial statement presentation of Zale to that of Signet; and (ii) adjustments to conform Zale’s accounting policies to those of Signet. Signet will continue to assess Zale’s accounting policies for any additional adjustments that may be required to conform Zale’s accounting policies to those of Signet, other than those noted in the pro forma adjustments described below.

Signet has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Zale assets to be acquired and the liabilities to be assumed and the related allocations of consideration transferred, nor has it identified all adjustments necessary to conform Zale’s accounting policies to Signet’s accounting policies. A final determination of the fair value of Zale’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Zale that exist as of the date of completion of the Acquisition and, therefore, cannot be made prior to the completion of the Acquisition. Accordingly, the unaudited pro forma adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed, and such further adjustments may be material. The preliminary unaudited pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Signet estimated the fair value of Zale’s assets and liabilities based on discussions with Zale’s management, preliminary valuation studies, due diligence and information presented in public filings. There can be no assurance that such finalization will not result in material changes.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Transactions been completed as of the dates indicated or that may be achieved in the future and should not be taken as representative of future consolidated results of operations or financial condition of Signet. The unaudited pro forma condensed combined income statement does not reflect any non-recurring charges directly related to the Transactions that have already been incurred or will be incurred upon closing of the Transactions. Furthermore, no effect has been given in the unaudited pro forma condensed combined income statement for synergies and potential cost savings that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations.

The unaudited pro forma condensed combined financial information should be read in conjunction with Signet’s historical financial statements as of and for the year ended February 1, 2014, including the notes thereto, and Zale’s historical financial statements as of and for the year ended July 31, 2013 and as of and for the six-month period ended January 31, 2014, in each case including the notes thereto, attached as Exhibits 99.1, 99.2 and 99.3, respectively to the 8-K into which this Exhibit is incorporated by reference.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET AS OF FEBRUARY 1, 2014

(In millions)

	Historical Signet Jewelers Limited	Historical Zale Corporation Reclassified (See Note 2)	Adjustments for the Acquisition	Note	Adjustments for the Financings	Note	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$247.6	$23.3	$(1,453.2)	(3a)(3b) (3c)(3d)(3e)	$1,382.0	(3o)(3p)	$199.7
Accounts receivable, net	1,374.0	—	—		—		1,374.0
Other receivables	51.5	6.2	—		—		57.7
Other current assets	87.0	29.5	—		3.2	(3p)	119.7
Deferred tax assets	3.0	3.2	(6.2)	(3l)	—		—
Income taxes	6.5	6.3	—		—		12.8
Inventories	1,488.0	867.3	89.5	(3g)	—		2,444.8

Total current assets	3,257.6	935.8	(1,369.9)		1,385.2		4,208.7

Non-current assets:
Property, plant and equipment, net	487.6	103.7	—		—		591.3
Goodwill	26.8	92.4	373.2	(3f)	—		492.4
Intangible assets, net	—	—	450.0	(3h)	—		450.0
Other assets	87.2	41.7	(13.2)	(3k)	10.6	(3p)	126.3
Deferred tax assets	113.7	107.1	34.2	(3l)(3m)	—		255.0
Retirement benefit asset	56.3	—	—		—		56.3

Total assets	$4,029.2	$1,280.7	$(525.7)		$1,395.8		$6,180.0

Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$19.3	$57.0	$—		$20.0	(3o)	$96.3
Accounts payable	162.9	129.0	—		—		291.9
Accrued expenses and other current liabilities	328.5	90.9	19.0	(3j)	—		438.4
Deferred revenue	173.0	81.7	(39.5)	(3i)	—		215.2
Deferred tax liabilities	113.1	107.5	36.2	(3l)	—		256.8
Income taxes	103.9	—	(5.1)		(1.6)		97.2

Total current liabilities	900.7	466.1	10.6		18.4		1,395.8

Non-current liabilities:
Long-term debt	—	445.2	(443.0)	(3d)	1,380.0	(3o)	1,382.2
Other liabilities	121.7	66.9	0.7	(3j)	—		189.3
Deferred revenue	443.7	105.0	(45.2)	(3i)	—		503.5
Deferred tax liabilities	—	5.4	168.2	(3l)	—		173.6

Total liabilities	1,466.1	1,088.6	(308.7)		1,398.4		3,644.4

Commitments and contingencies
Shareholders’ equity:
Common shares at par value	15.7	0.5	(0.5)	(3n)	—		15.7
Additional paid-in capital	258.8	150.5	(150.5)	(3n)	—		258.8
Other reserves	235.2	—	—		—		235.2
Treasury shares at cost	(346.2)	(445.9)	445.9	(3n)	—		(346.2)
Retained earnings	2,578.1	458.6	(483.5)	(3e)(3n)	(2.6)	(3p)	2,550.6
Accumulated other comprehensive income (loss)	(178.5)	28.4	(28.4)	(3n)	—		(178.5)

Total shareholders’ equity	2,563.1	192.1	(217.0)		(2.6)		2,535.6

Total liabilities and shareholders’ equity	$4,029.2	$1,280.7	$(525.7)		$1,395.8		$6,180.0

See the accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE 52 WEEK PERIOD ENDED FEBRUARY 1, 2014

(In millions, except per share amounts)

	Historical Signet Jewelers Limited	Historical Zale Corporation Reclassified (See Note 2)	Adjustments for the Acquisition	Note	Adjustments for the Financings	Note	Pro Forma
Sales	$4,209.2	$1,878.9	$(35.1)	(4a)	$—		$6,053.0
Cost of sales	(2,628.7)	(1,256.5)	(6.7)	(4b)	—		(3,891.9)

Gross margin	1,580.5	622.4	(41.8)		—		2,161.1
Selling, general and administrative expenses	(1,196.7)	(576.3)	25.5	(4c)	—		(1,747.5)
Other operating income, net	186.7	0.2	—		—		186.9

Operating income	570.5	46.3	(16.3)		—		600.5
Interest expense, net	(4.0)	(24.9)	23.2	(4d)	(39.6)	(4d)	(45.3)

Income before income taxes	566.5	21.4	6.9		(39.6)		555.2
Income taxes	(198.5)	(0.8)	(2.7)	(4e)	15.2	(4e)	(186.8)

Net Income	$368.0	$20.6	$4.2		$(24.4)		$368.4

Earnings per share: basic	$4.59						$4.59
diluted	$4.56						$4.57
Weighted average common shares outstanding: basic	80.2						80.2
diluted	80.7						80.7

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transactions

The Acquisition

On February 19, 2014, Signet, Carat Merger Sub and Zale entered into the merger agreement pursuant to which, through a series of transactions, Zale will become a wholly owned subsidiary of Signet. Upon consummation of the Acquisition, Carat Merger Sub, will merge with and into Zale, the separate corporate existence of Carat Merger Sub will cease and Zale will continue as the surviving corporation as a wholly-owned indirect subsidiary of Signet. Pursuant to the merger agreement, Zale shareholders will receive $21 per share in cash for each outstanding share of common stock, including shares issued for the assumed cashless exercise of outstanding warrants and the vesting upon consummation of the Acquisition of outstanding Zale restricted share awards subject to certain conditions. In addition, each outstanding stock option will be converted to an amount in cash equal to the excess (if any) of the merger consideration of $21 per share multiplied by the number of shares of common stock underlying such stock option over the aggregate exercise price payable upon exercise of such stock option immediately prior to the effective time of the Acquisition.

Completion of the Acquisition is subject to various customary conditions.

The Financings

Signet expects to enter into a senior unsecured term loan facility of $400.0 million, an asset-backed securitization facility of $600.0 million, and senior unsecured notes of $400.0 million. The expected proceeds from these proposed borrowings, together with cash on hand, will be used to pay down Zale’s existing debt, finance the Acquisition and to pay fees, costs and expenses related thereto. In conjunction with the senior unsecured term loan facility, Signet also expects to amend and restate its existing $400.0 million revolving credit facility to, among other things, extend the maturity thereof. If the timing of the financing transactions differs from our expectations, Signet has also obtained a commitment for an $800.0 million bridge loan facility to utilize as necessary. The commitment on this bridge loan facility will be terminated upon the successful raising of the asset-backed securitization facility and senior unsecured notes.

The senior unsecured term loan facility is expected to have a term of five years and to require minimum principal and interest payments to be made on a quarterly basis with the balance due at maturity. Interest on the senior unsecured term loan facility will accrue, at Signet’s option, at either a base rate or an adjusted LIBOR, in each case plus an applicable margin rate based on Signet’s “Fixed Charge Coverage Ratio” as defined in the underlying agreement. The corresponding revolving credit facility also has a term of five years with interest accruing, at Signet’s option, at either a base rate or an adjusted LIBOR, in each case plus an applicable margin rate based on Signet’s “Fixed Charge Coverage Ratio” as defined in the underlying agreement.

Interest on the senior unsecured notes is expected to be payable on a semiannual basis with the outstanding principal balance and any unpaid interest due at maturity.

The asset-backed securitization facility is expected to have a term of two years. Interest is expected to be payable on a monthly basis with the outstanding principal balance and any unpaid interest due at maturity.

Based on current levels of base interest rates for each of the financing transactions and an assumed credit-adjusted margin for Signet, interest on the Financings is assumed to accrue at a weighted average rate per annum of 2.60%.

2.	Reconciliation of Zale’s Historical Financial Information

Balance sheet:

The following table reflects adjustments to conform the presentation of Zale’s historical balance sheet as of January 31, 2014 to align to Signet’s historical balance sheet presentation:

(in millions)	Historical Zale Corporation As Reported	Reclassifications to conform with Signet presentation	Note	Historical Zale Corporation Reclassified
Assets
Current assets:
Cash and cash equivalents	$23.3	$—		$23.3
Other receivables	—	6.2	(i)	6.2
Other current assets	48.2	(18.7)	(i)(ii)	29.5
Deferred tax assets	—	3.2	(i)	3.2
Income taxes	—	6.3	(i)	6.3
Inventories	864.3	3.0	(ii)	867.3

Total current assets	935.8	—		935.8

Non-current assets:
Property, plant and equipment, net	103.7	—		103.7
Goodwill	92.4	—		92.4
Other assets	41.7	—		41.7
Deferred tax assets	107.1	—		107.1

Total assets	$1,280.7	$—		$1,280.7

Liabilities and shareholders’ equity
Current liabilities:
Loans and overdrafts	$—	$57.0	(iii)	$57.0
Accounts payable	—	129.0	(iii)	129.0
Accounts payable and accrued liabilities	276.9	(276.9)	(iii)	—
Accrued expenses and other current liabilities	—	90.9	(iii)	90.9
Deferred revenue	81.7	—		81.7
Deferred tax liabilities	107.5	—		107.5

Total current liabilities	466.1	—		466.1

Non-current liabilities:
Long-term debt	445.2	—		445.2
Other liabilities	72.3	(5.4)	(iv)	66.9
Deferred revenue	105.0	—		105.0
Deferred tax liabilities	—	5.4	(iv)	5.4

Total liabilities	1,088.6	—		1,088.6

Total shareholders’ equity	192.1	—		192.1

Total liabilities and shareholders’ equity	$1,280.7	$—		$1,280.7

The reclassification adjustments reflected above are as follows:

(i)	to separately classify other receivables of $6.2 million, deferred tax assets of $3.2 million and income tax assets of $6.3 million that were historically reported within other current assets;

(ii)	to reclassify supply inventories of $3.0 million from other current assets to inventories;

(iii)	to separately classify accounts payable of $129.0 million, loans and overdrafts of $57.0 million, and accrued expenses and other current liabilities of $90.9 that were historically reported within accounts payable and accrued liabilities;

(iv)	to separately classify deferred tax liabilities of $5.4 million that were historically reported within other liabilities.

Income Statement:

A reconciliation of Zale’s historical statement of operations for the twelve months ended January 31, 2014 is presented below. As Zale’s year-end date was July 31, 2013, which differs from Signet’s February 1, 2014 year-end date by more than 93 days, Zale’s statement of operations was brought up to within 93 days of Signet’s most recently completed year end by deducting the unaudited consolidated interim statement of operations of Zale for the six months ended January 31, 2013 and adding the unaudited consolidated interim statement of operations of Zale for the six months ended January 31, 2014 to the audited consolidated statement of operations of Zale for the fiscal year ended July 31, 2013. Any differences between Zale’s year-end date of January 31, 2014 and Signet’s year-end date of February 1, 2014 are considered insignificant. The following table also reflects reclassification to conform the presentation of Zale’s historical statement of operations to align to Signet’s historical income statement presentation.

	Zale’s Historical As Reported
(in millions)	Year ended July 31, 2013	Less: Six month period ended January 31, 2013	Add: Six month period ended January 31, 2014	Twelve months ended January 31, 2014	Reclassifications to conform with Signet presentation	Note	Twelve months ended January 31, 2014 Reclassified
Sales	$1,888.0	$1,028.2	$1,019.1	$1,878.9	$—		$1,878.9
Cost of sales	(903.6)	(498.2)	(477.7)	(883.1)	(373.4)	(i)(iii)	(1,256.5)

Gross margin	984.4	530.0	541.4	995.8	(373.4)		622.4
Selling, general and administrative expenses	(950.0)	(502.5)	(503.4)	(950.9)	374.6	(i)(ii)	(576.3)
Other operating income (expense), net	0.7	0.8	(0.5)	(0.6)	0.8	(iii)	0.2

Operating income	35.1	28.3	37.5	44.3	2.0		46.3
Interest expense, net	(23.2)	(12.0)	(11.7)	(22.9)	(2.0)	(ii)	(24.9)

Income before income taxes	11.9	16.3	25.8	21.4	—		21.4
Income taxes	(1.9)	(3.4)	(2.3)	(0.8)	—		(0.8)

Net income	$10.0	$12.9	$23.5	$20.6	$—		$20.6

(i)	reclassification of $372.6 million related to certain costs incurred in the processing and distribution of merchandise, store operating and store occupancy costs (including utilities, rent, real estate taxes, common area maintenance charges and depreciation) to cost of sales from selling, general and administrative expenses to conform Zale’s presentation of these costs in accordance with Signet’s presentation.
(ii)	reclassification of $2.0 million related to costs associated with outstanding financing arrangements from selling, general and administrative expenses to interest expense, net to conform Zale’s presentation of these costs in accordance with Signet’s presentation policy.
(iii)	reclassification of $0.8 million related to store impairment charges from other operating income (expense), net to cost of sales to conform Zale’s presentation of these costs in accordance with Signet’s presentation policy.

3.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Zale are recorded at acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of fair values and useful lives and have been prepared to illustrate the estimated effects of the Transactions. The acquisition date fair values are dependent upon certain valuation and other studies conducted to date; however, not all such analysis has been completed. Accordingly, the pro forma acquisition date fair values are subject to further adjustment as additional information becomes available and analyses completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates and fair values presented below.

The following is a preliminary estimate of the fair value of assets acquired and the liabilities assumed by Signet as a result of the Transactions as if the acquisition date was February 1, 2014:

Calculation of consideration

	Note		Amount
Cash consideration paid to Zale shareholders ($21 per share)	(3a	)	$694.2
Cash consideration paid for Zale warrants	(3b	)	210.2
Cash consideration paid for Zale stock options, restricted share awards and long term incentive plan awards	(3c	)	75.8

			980.2
Cash paid to extinguish Zale revolving credit agreement as of January 31, 2014	(3d	)	363.0
Cash paid to extinguish Zale senior secured term loan as of January 31, 2014	(3d	)	80.0

			443.0

Total consideration transferred			$1,423.2

Recognized amounts of identifiable assets acquired and liabilities assumed

Amount
Net book value of net assets acquired as of January 31, 2014	$192.1
Elimination of Zale’s revolving credit agreement and senior secured term loan	443.0
Elimination of historical Zale goodwill	(92.4)

Adjusted net book value of assets to be acquired as of January 31, 2014	542.7
Fair value adjustments:
Intangible assets	450.0
Inventory (including fair value step-up and LIFO to FIFO adjustment)	89.5
Deferred revenue	84.7
Deferred rent	27.9
Unfavorable contracts	(44.0)
Other fair value adjustments	(16.8)
Deferred tax impact of preliminary acquisition adjustments	(176.4)

Fair value of assets acquired and liabilities assumed	957.6
Goodwill	465.6

Total consideration transferred	$1,423.2

(a)	Reflects cash payments to Zale shareholders in the amount of $21.00 per outstanding Zale share based on 33,057,134 Zale shares outstanding as of January 31, 2014.

(b)	Reflects net settlement of 11.1 million warrants with a $2.00 exercise price held by Z Investment Holdings, LLC.

(c)	Zale has historically issued share-based compensation in the form of restricted share awards and options. At January 31, 2014, a total of 1,508,671 restricted share awards and 3,084,483 options (net 1,861,762 options assuming cashless exercise) were vested or expected to immediately vest upon consummation of the Acquisition. Zale also maintained a cash performance based long-term incentive plan for certain members of management which will immediately vest upon consummation of the Acquisition resulting in a $5.0 million payment.

(d)	Represents the extinguishment of Zale’s existing revolving credit agreement and senior secured term loans of $443.0 million as of January 31, 2014.

(e)	To record a preliminary estimate of Acquisition-related transaction costs of $30.0 million ($24.9 million net of tax). As Acquisition-related transaction costs are not expected to have a continuing impact on the combined company’s results, an adjustment is not reflected in the pro forma condensed combined income statement. However, the amount was recorded as a reduction of cash with a corresponding decrease in retained earnings. Additionally, acquisition-related costs, including legal, accounting, valuation, employee retention and other costs, will continue to be incurred up to and subsequent to the date of consummation of the Acquisition and will be recognized in the income statement.

(f)	Prior to the Transactions, Zale’s historical balance sheet included $92.4 million of goodwill. As a result of the Acquisition, goodwill is calculated as the difference between the fair value of consideration expected to be transferred and the fair values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. As noted above, for the purposes of the unaudited pro forma condensed combined balance sheet, goodwill arising as a result of the Acquisition is $465.6 million which results in a pro forma adjustment of $373.2 million to goodwill.

The accounting for the Acquisition is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for definitive measurements. Areas in which adjustments have not yet been reflected include, but are not limited to, the valuation of property, plant and equipment as Signet does not have sufficient information as to the specific types, nature, age or condition of Zale’s fixed assets, and favorable and/or unfavorable contractual arrangements (including leases) and certain other intangible assets. Accordingly, Signet will continue to refine its identification and initial measurement of assets to be acquired and the liabilities to be assumed as further information becomes available, and such adjustments could be material to the amounts presented in these unaudited pro forma condensed combined financial statements.

(g)	Reflects the acquisition accounting adjustment to recognize the additional value in merchandise inventories recorded at fair value of $30.3 million and an adjustment of $59.2 million to conform the presentation of Zale’s merchandise inventory amounts to the first-in, first-out (“FIFO”) valuation method used by Signet. To estimate the fair value of inventory, Signet considered the aging of inventory, estimates of selling prices and selling and distribution costs and a reasonable profit margin for remaining selling efforts that were based on Zale’s historical experience. The fair value inventory adjustment will be fully recognized in cost of sales in the first year following consummation of the Acquisition. The fair value adjustment is not reflected in the pro forma condensed combined income statement as the costs are not expected to have a continuing impact on the combined company’s results.

(h)	Reflects identifiable intangible assets representing trademarks and trade names with indefinite lives. The fair value was determined through an evaluation of expected future cash flows under the relief-from-royalty method. This estimate is preliminary and is subject to change upon completion of the final valuation of intangible assets. Changes in fair value of the acquired intangible assets may be material.

As significant information and analysis will be required to determine the fair value of certain acquired intangible assets, no fair value has been assigned to customer relationship assets, favorable and/or unfavorable lease arrangements, distribution rights or other potential off-market contracts unless specifically stated herein. The final acquisition date fair value will be based on an appraisal subsequent to completion of the Acquisition and may result in a materially different valuation for intangible assets, and related useful life, than that presented in this section. Any change in the amount of the final acquisition date fair value of amortizable, definite-lived intangible assets or any change in the current designation of non-amortizable indefinite-lived intangible assets could materially affect the amount of amortization expense recorded by the combined company subsequent to the date of completion of the transactions.

(i)	Zale’s deferred revenue is comprised of amounts related to extended service plans. Historically, Zale deferred the revenue generated by the sale of these lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the Acquisition. The acquisition accounting adjustment results in a reduction to the Zale deferred revenue balance from $186.7 million as of January 31, 2014 to $102.0 million as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. The current portion of deferred revenue was adjusted from $81.7 million to $42.2 million. The non-current portion of deferred revenue was adjusted from $105.0 million to $59.8 million. Revenues generated from the sales of extended services plans subsequent to the Acquisition are expected to be recognized in revenue in a similar manner to the accounting treatment utilized by Zale prior to the Acquisition.

(j)	The following table summarizes pro forma adjustments impacting accrued expenses and other current liabilities and other liabilities, respectively:

	Amount	Note
Accrued expenses and other current liabilities:
Deferred rent	$(6.1)	(j1)
Interest rate swap	(1.0)	(j2)
Diamond warranty	(0.3)	(j3)
Private label credit card contract	26.4	(j4)

	$19.0

Other liabililities:
Deferred rent	$(21.8)	(j1)
Interest rate swap	(1.6)	(j2)
Diamond warranty	6.5	(j3)
Private label credit card contract	17.6	(j4)

	$0.7

(j1)	Reflects the acquisition accounting adjustment to eliminate the historical deferred rent balance of $27.9 million in aggregate. The current portion of deferred rent eliminated was $6.1 million and the non-current portion eliminated was $21.8 million, as deferred rent does not meet the definition of an asset or liability in acquisition accounting.

(j2)	Zale has historically used interest rate swaps to hedge a portion of the interest rate risk arising associated with Zale’s LIBOR-based variable rate revolving credit agreement. In connection with the extinguishment of Zale’s revolving credit agreement, Zale will settle these interest rate swaps historically classified as cash flow hedges. This adjustment eliminates $1.0 million of accrued expenses and other current liabilities and $1.6 million of other liabilities.

(j3)	Reflects the acquisition accounting adjustment to recognize Zale’s diamond warranty obligation at fair value. Historically, Zale recognized a warranty obligation for the expected cost under this warranty. The fair value of this warranty obligation has been determined by developing an estimate of the remaining performance obligation with an added profit margin on those remaining activities.

In the aggregate, the book value of this warranty obligation was increased from $3.8 million to a fair value of $10.0 million. The current liability for this obligation was adjusted to $3.5 million. The non-current liability for this obligation was adjusted to $6.5 million. This adjustment will be recognized as a component of cost of sales over approximately 3 years following the consummation of the Acquisition in a systematic and rationale method.

(j4)	Reflects the acquisition accounting adjustment to record the fair value of the Citibank private label credit card arrangement deemed to be an off-market contract at the time of the Acquisition. Specifically, the current component is recognized in the amount of $26.4 million and the non-current component is recognized in the amount of $17.6 million. In addition, Zale management entered into a private label credit card agreement with Alliance Data Systems Corporation (“ADS”) in July 2013 and received a $38.0 million commencement payment for which Zale established a deferred service fee liability. The remaining terms of the ADS contract, which requires services to begin no later than October 2015 upon expiration of the Citibank arrangement, were evaluated and were identified as including off-market terms. The fair value of the ADS agreement was determined to be $38.0 million and is reflected as a non-current liability.

These adjustments will be amortized to selling, general and administrative expenses over the respective terms of each agreement following the consummation of the Acquisition.

(k)	Reflects the acquisition accounting adjustment to eliminate both the historical debt issuance costs of $10.0 million as of January 31, 2014 upon settlement of Zale’s historical debt obligations and the historical lease issuance costs as of January 31, 2014 of $3.2 million as they do not meet the definition of an asset in acquisition accounting.

(l)	Reflects the estimated tax effect of the acquisition accounting adjustments described within the notes to the unaudited pro forma condensed combined balance sheet based on an estimated statutory tax rate of 38.5%.

(m)	Reflects the removal of a portion of the historical Zale valuation allowance on net operating loss carryforwards of $51.3 million.

(n)	Reflects the elimination of Zale’s historical stockholder’s equity upon completion of the Transactions.

(o)	Cash and cash equivalents represents borrowings of $1.4 billion, net of financing fees totaling $18.0 million. See note 3(p) for further detail.

Loans and overdrafts and long-term debt represent borrowings of $1.4 billion, comprised of $400.0 million under the senior unsecured term loan, $400.0 million for the issuance of senior unsecured notes and $600.0 million related to the asset-backed securitization. The $20.0 million balance reflected in loans and overdrafts represents the minimum required principal repayment under the senior unsecured term loan during the first 12 months following issuance.

(p)	Reflects the capitalization of debt issuance costs totaling $13.8 million, comprised of $5.1 million related to the senior unsecured term loan, $5.3 million related to the senior unsecured notes, $2.5 million related to the asset-backed securitization and $0.9 million related to the revolving credit facility.

Additionally, as $4.2 million of debt issuance costs ($2.6 million net of tax) associated with Signet’s bridge facility were not expected to have a continuing impact on the combined company’s results, an adjustment was not reflected in the pro forma condensed combined income statement. However, the amount was recorded as a reduction of cash with a corresponding decrease in retained earnings.

4.	Unaudited Pro Forma Condensed Combined Income Statement

(a)	Reflects $41.9 million reduction of revenue for the impact of the fair value adjustment to deferred revenue for Zale’s extended service plans, offset by $6.8 million related to a reclassification of direct costs associated with the sale of these plans to selling, general and administrative expenses.

(b)	The following table summarizes pro forma adjustments impacting cost of sales:

Year Ended February 1, 2014	Note
$(6.5)	(b1)
2.4	(b2)
(0.9)	(b3)
(1.7)	(b4)

$(6.7)

(b1)	Reflects the adjustment to recognize additional rent expense based on a recalculated straight-line rent amount.
(b2)	Reflects the adjustment to recognize the fair value of diamond warranty costs incurred during the period as established in acquisition accounting. See note 3(j3) for further detail.
(b3)	Reflects the elimination of $0.8 million of Zale’s deferred lease issuance costs as part of acquisition accounting, offset by an increase of $1.7 million to recognize expense for lease costs capitalized by Zale during the period to conform to Signet’s accounting policy.
(b4)	Reflects the adjustment for the LIFO benefit to conform to Signet’s policy for accounting for inventories on the FIFO method.

(c)	The following table summarizes pro forma adjustments impacting selling, general and administrative expenses:

Year Ended February 1, 2014	Note
$(2.9)	(c1)
$2.0	(c2)
$26.4	(c3)

$25.5

(c1)	Reflects the elimination of $3.9 million of deferred direct selling costs related to Zale’s extended service plans that were sold prior to February 3, 2013, offset by a reclassification of $6.8 million of direct selling costs associated with the sale of the plans during the pro forma period.
(c2)	Reflects the elimination of historical expenses recognized of $2.0 million in connection with the Transactions, principally legal and financial advisory fees, due to the non-recurring nature of this expense.
(c3)	Reflects an adjustment for the amortization expense of the unfavorable off-market contract based upon the fair value adjustment to the Citibank private label credit card agreement noted above. See note 3(j4) for further detail.

(d)	Reflects the elimination of Zale’s historical interest expense, Signet’s historical interest expense and the addition of the new interest expense related to Signet’s new debt structure after the Transactions, comprised of the unsecured term loan, senior unsecured notes and asset-backed securitization.

Zale historical financing adjustments:
Historical interest expense related to senior term loan	$9.0
Historical interest expense related to revolving credit agreement	9.4
Amortization of historical debt issue costs	4.8

$23.2
Signet historical financing adjustments:
Commitment fee on undrawn revolving credit facility	$0.8
Amortization of historical debt issue costs	0.2

$1.0
Adjustments related to the Financings:
Interest expense related to the Financings	$(36.4)
Commitment fee on undrawn revolving credit facility	(1.0)
Amortization of debt issue costs	(3.2)

$(40.6)

If the interest rate on the Financings were to change by 0.125%, Signet’s pro forma cash interest expense would change by $1.8 million.

(e)	This adjustment is to reflect the income tax effect of the pro forma adjustments related to the Acquisition based on an estimated statutory tax rate of 38.5%. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual effective tax rate in periods subsequent to completion of the Transactions. The combined company’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitations. Furthermore, adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities may occur in conjunction with the finalization of acquisition accounting and these items could be material. Although not reflected in the pro forma statements, the effective tax rate of the combined company could be significantly different depending on post-Acquisition activities, such as reviews of the corporate entity or capital structures and changes in business strategy impacting the geographical mix of federal, state and foreign taxes, among other factors.

5.	Earnings per share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on the consolidated basic and diluted weighted average shares of Signet.

	Fiscal 2014	Pro Forma
Net income	$368.0	$368.4

Basic weighted average number of shares outstanding	80.2	80.2
Dilutive effect of share awards	0.5	0.5

Diluted weighted average number of shares outstanding	80.7	80.7

Earnings per share - basic	$4.59	$4.59
Earnings per share - diluted	$4.56	$4.57

6.	Unaudited Pro Forma Computation of Ratio of Earnings to Fixed Charges

Fiscal Year Ended February 1, 2014
(in millions, except ratio)
Earnings:
Income before income taxes	$555.2
Capitalized interest (1)	$0.2
Fixed charges (2)	214.8

Total Earnings	$770.2

Fixed Charges:
Interest expense, net	$41.9
Amortization of debt issuance costs (3)	3.4
Capitalized interest	0.3
Estimate of interest within rental expense (4)	169.2

Total Fixed Charges	$214.8

Pro Forma Ratio of Earnings to Fixed Charges	3.59x

(1)	Includes the net of deductions for interest capitalized and additions for amortization of previously capitalized interest.

(2)	Fixed charges comprise interest expense, net, amortization of debt issuance costs, capitalized interest and an estimate of the interest within rental expense.

(3)	Primarily includes amortization costs associated with the issuance of new debt and amortization associated with our current credit facility amendment fees.

(4)	Interest within rental expense is estimated to be one-third of rental expense.